EXHIBIT 99.1

MercadoLibre, Inc. Increases Quarterly Cash Dividend

BUENOS AIRES, Argentina, Feb. 23, 2012 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq:MELI) (http://www.mercadolibre.com), Latin America's leading e-commerce technology company, today announced that its Board of Directors has increased the Company's quarterly cash dividend by 36% to $0.109 per share from the previous quarterly rate of $0.08 per share.

Marcos Galperin, President and Chief Executive Officer of MercadoLibre, Inc., said, "We are pleased that our Board of Directors has authorized this increase in our quarterly cash dividend. We remain confident in the Company's ability to produce sufficient cash to pursue our aggressive growth plans and protect the Company should it face difficulties, while at the same time rewarding shareholders with an increased dividend payment. This increase in the Company's quarterly cash dividend is consistent with the Company's dividend policy and with our intent to adjust our annual dividend rate roughly in line with our growth in net income."

The cash dividend policy and the payment of future cash dividends under that policy will be made at the discretion of the Company's Board of Directors and will depend on earnings, operating and financial conditions, capital requirements, and other factors deemed relevant by the Board, including the applicable requirements of the Delaware General Corporation Law and the best interests of MercadoLibre, Inc.'s stockholders.

About MercadoLibre

MercadoLibre.com is the leading internet trading platform in Latin America where millions of users meet to buy and sell a wide range of goods and services in an easy, entertaining, secure and efficient way. MercadoLibre has operations in 13 countries including Argentina, Brazil, Chile, Colombia, Costa Rica, Dominican Republic, Ecuador, Mexico, Panama, Peru, Uruguay, Venezuela and Portugal. MercadoLibre.com is the leading e-commerce platform in Latin America based on unique visitors and page views during 2011.

For more information about MercadoLibre.com, visit: http://investor.mercadolibre.com

The MercadoLibre, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4193

Forward-Looking Statements

Any statements contained in this press release that are not statements of historical fact, including statements about the company's beliefs and expectations, are forward-looking statements and should be evaluated as such. Such forward-looking statements reflect, among other things, the company's current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting the company's business, all of which are subject to known or unknown risk and uncertainties that may cause the company's actual results to differ materially from those expressed or implied by these forward-looking statements, including general market conditions, adverse changes in the company's markets as well as those risks and uncertainties included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q that are on file with the Securities and Exchange Commission ("SEC") and are available on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of February 23, 2012 and MercadoLibre undertakes no duty to update this information. Because of the risks, uncertainties and assumptions, investors should not place undue reliance on any forward-looking statements.

CONTACT: MercadoLibre, Inc.

         Investor Relations Contact:
         Alejandro de Aboitiz
         investor@mercadolibre.com

         http://investor.mercadolibre.com

         Media Relations Contact:

         Valeria Bazzi
         valeria.bazzi@mercadolibre.com